ENACT REPORTS FOURTH QUARTER 2022 RESULTS
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Fourth quarter GAAP Net Income of $144 million, or $0.88 per diluted share
Full year GAAP Net Income of $704 million, or $4.31 per diluted share
Fourth quarter Adjusted Operating Income of $147 million, or $0.90 per diluted share
Full year Adjusted Operating Income of $708 million, or $4.34 per diluted share
Fourth quarter Return on Equity of 14.0% and Adjusted Operating Return on Equity of 14.4%
Record Primary Insurance-in-Force of $248 billion, a 10% increase year-over-year
PMIERs Sufficiency of 165% or $2,050 million
Returned over $250 million of capital to shareholders in 2022
Book Value Per Share of $25.19 and Book Value Per Share excluding AOCI of $27.54

Raleigh, NC, February 6, 2023 – Enact Holdings, Inc. (Nasdaq: ACT) today announced financial results for the fourth quarter of 2022.

“The fourth quarter completed a strong year for Enact,” said Rohit Gupta, President and CEO of Enact. “In a market that remained uncertain, we continue to write profitable new business, effectively manage our risk, drive operational efficiencies, and enhance our financial flexibility. As a result of our strong execution, we met our capital return commitment for the year and returned over $250 million to our shareholders. We believe we are well positioned to navigate the current environment with a resilient portfolio, a strong balance sheet, and significant credit risk protection, and will continue to execute against our cycle-tested strategy to both support our policyholders and create value for our shareholders. Our mission at Enact is to help those who might not be able to achieve the dream of homeownership, and in 2022 we helped 192,000 homebuyers qualify for a mortgage.”

Key Financial Highlights

(In millions, except per share data or otherwise noted)	4Q22	3Q22	4Q21	2022	2021
Net Income (loss)	$144	$191	$154	$704	$547
Diluted Net Income (loss) per share	$0.88	$1.17	$0.94	$4.31	$3.36
Adjusted Operating Income (loss)	$147	$191	$154	$708	$551
Adj. Diluted Operating Income (loss) per share	$0.90	$1.17	$0.94	$4.34	$3.38
NIW ($B)	$15	$15	$21	$66	$97
Primary IIF ($B)	$248	$242	$227
Persistency	86%	82%	69%	80%	62%
Net Premiums Earned	$233	$235	$237	$939	$975
Losses Incurred	$18	$(40)	$6	$(94)	$125
Loss Ratio	8%	(17)%	3%	(10)%	13%
Operating Expenses	$63	$58	$59	$239	$246
Expense Ratio	27%	25%	25%	25%	25%
Net Investment Income	$45	$39	$35	$155	$141
Return on Equity	14.0%	18.6%	14.8%	17.2%	13.7%
Adjusted Operating Return on Equity	14.4%	18.6%	14.8%	17.3%	13.8%
PMIERs Sufficiency ($)	$2,050	$2,249	$2,003
PMIERs Sufficiency (%)	165%	174%	165%

Fourth Quarter 2022 Financial and Operating Highlights
•Net income was $144 million, or $0.88 per diluted share, compared with $191 million, or $1.17 per diluted share, for the third quarter of 2022 and $154 million, or $0.94 per diluted share, for the fourth quarter of 2021. The sequential decline in net income was primarily driven by higher losses from the lower net favorable reserve development in the current quarter. The year-over-year decline in net income was primarily driven by higher losses on new delinquencies.
•Adjusted operating income was $147 million, or $0.90 per diluted share, compared with $191 million, or $1.17 per diluted share, for the third quarter of 2022 and $154 million, or $0.94 per diluted share, for the fourth quarter of 2021.
•New insurance written (NIW) was $15 billion, up 1% from $15 billion in the third quarter of 2022 and down 29% from $21 billion in the fourth quarter of 2021. The current quarter included a one-time seasoned deal. Excluding this deal, NIW was down 4% sequentially and down 32% from the prior year due to lower originations as a result of increased mortgage rates. NIW for the current quarter was comprised of 91% monthly premium policies and 97% purchase originations.
•Primary Insurance-In-Force was $248 billion, up 3% from $242 billion in the third quarter of 2022 and up 10% from $227 billion in the fourth quarter of 2021, driven by NIW and increased persistency.
•Persistency was 86%, up from 82% in the third quarter of 2022 and 69% in the fourth quarter of 2021. The continued increase in persistency has been driven by an increase in mortgage rates and a low percentage of our portfolio with rates 50 basis points above current market rates.
•Net premiums earned were $233 million, down 1% from $235 million in the third quarter of 2022 and down 2% from $237 million in the fourth quarter of 2021. Net earned premium yield was down from the third quarter of 2022 and the fourth quarter of 2021, driven by the lapse of older, higher-priced policies as compared to our new insurance written and lower single premium cancellations along with modestly higher ceded premiums as compared to fourth quarter of 2021. The decline in net earned premium yield was partially offset by IIF growth.
•Losses incurred for the fourth quarter of 2022 were $18 million and the loss ratio was 8%, compared to $(40) million and (17)%, respectively, in the third quarter of 2022, driven by a reserve release of $63 million on favorable cure performance from 2021 and prior delinquencies (primarily COVID related), partially offset by $21 million reserve strengthening related to 2022 delinquencies and incurred but not reported reserves given heightened economic uncertainty. The net reserve release of $42 million compares to a net reserve release of $80 million in the third quarter of 2022. Current quarter losses incurred and the loss ratio compare unfavorably to results for the fourth quarter 2021 of $6 million and 3%, respectively, driven by higher losses. The higher losses were from a higher estimated claim rate on new delinquencies in the current quarter and increased new delinquencies from recent large books that are aging and going through their normal loss development pattern partially offset by a larger favorable net reserve development in the current quarter.
•The percentage of loans in default at quarter end was 2.08%, or 2.01% excluding new delinquencies from natural disasters in FEMA-impacted areas in the current quarter. This compared to 1.99% as of September 30, 2022 and 2.65% as of December 31, 2021 which was elevated due to COVID-related delinquencies.
•Operating expenses in the current quarter were $63 million and the expense ratio was 27%, which were impacted by $3 million and one percentage point, respectively, due to one-time restructuring costs driven by a voluntary separation program executed in the fourth quarter. This compared to $58 million and 25%, respectively, in the third quarter of 2022 and $59 million and 25%, respectively in the fourth quarter of 2021. The increase in expenses and expense ratio was primarily driven by the restructuring costs and higher general and administrative costs, partially offset by lower variable costs associated with production volume as compared to the fourth quarter of 2021.

•Net investment income was $45 million, up from $39 million for the third quarter of 2022 and $35 million in the fourth quarter of 2021, driven by rising interest rates and higher average invested assets and partially offset by lower bond calls.
•Annualized return on equity for the fourth quarter of 2022 was 14.0% and annualized adjusted operating return on equity was 14.4%. This compares to third quarter 2022 results of 18.6% and 18.6%, respectively, and to fourth quarter 2021 results of 14.8% and 14.8%, respectively. The sequential decrease in both return on equity and adjusted operating return on equity were driven, in part, by a larger net reserve release in the third quarter of 2022 as compared to the current quarter, partially offset by the payment of our quarterly dividend of $23 million, or $0.14 per share, and the payment of our special cash dividend of $183 million, or $1.12 per share, in the fourth quarter of 2022.

Capital and Liquidity
•PMIERs sufficiency was 165% and $2,050 million above the published PMIERs requirements, compared to 174% and $2,249 million above the published PMIERs requirements in the third quarter of 2022. The sequential decrease in PMIERs sufficiency was primarily driven by the $242 million distribution from our flagship insurance writer and NIW, partially offset by our business cash flows and lapse.
•PMIERs sufficiency benefited from a 0.30 multiplier applied to the risk-based required asset factor for certain non-performing loans, which resulted in a reduction of the published PMIERs required assets by an estimated $132 million at the end of the current quarter, compared to $140 million at the end of the third quarter 2022 and $390 million at the end of the fourth quarter 2021. These amounts are gross of incremental reinsurance benefits from the elimination of the 0.30 multiplier.
•Enact Holdings, Inc. held $206 million of cash and $247 million of invested assets as of December 31, 2022. Combined cash and invested assets increased $40 million from the prior quarter, due to the $242 million distribution from our flagship insurance writer, partially offset by our combined dividends of $206 million.

Recent Events
•In November, Enact announced that its Board of Directors had authorized a $75 million share repurchase program. Through January 31, 2023, repurchases under the program have totaled $8 million.
•As of year-end, Enact and Genworth believe that the required financial conditions and rating requirements have been satisfied. Upon GSE confirmation, we expect the GSE restrictions first imposed upon Enact after issuance of the August 2020 senior notes will be lifted and we will no longer be subject to more stringent capital requirements than our peers.

Conference Call and Financial Supplement Information
This press release, the fourth quarter 2022 financial supplement and earnings presentation are now posted on the Company’s website, https://ir.enactmi.com. Investors are encouraged to review these materials.

Enact will discuss fourth quarter financial results in a conference call tomorrow, Tuesday, February 7, 2023, at 8:00 a.m. (Eastern). Participants interested in joining the call’s live question and answer session are required to pre-register by clicking here to obtain your dial-in number and unique PIN. It is recommended to join at least 15 minutes in advance, although you may register ahead of the call and dial in at any time during the call. If you wish to join the call but do not plan to ask questions, a live webcast of the event will be available on our website, https://ir.enactmi.com/news-and-events/events.

The webcast also will be archived on the company’s website for one year.

About Enact
Enact (Nasdaq: ACT), operating principally through its wholly-owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Safe Harbor Statement
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements may address, among other things, our expected financial and operational results, the related assumptions underlying our expected results, and the quotations of management. These forward-looking statements are distinguished by use of words such as “will,” “may,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” “predict,” “project,” “target,” “could,” “should,” or “intend,” the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this press release. Factors or events that we cannot predict, including uncertainty around Covid-19 and the effects of government and other measures seeking to contain its spread; supply chain constraints; inflation; increases in interest rates; risks related to an economic downturn or recession in the United States and in other countries around the world; changes in political, business, regulatory, and economic conditions; future adverse rating agency actions, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications; changes in or to Fannie Mae and Freddie Mac (the “GSEs”), whether through Federal legislation, restructurings or a shift in business practices; failure to continue to meet the mortgage insurer eligibility requirements of the GSEs; competition for customers; lenders or investors seeking alternatives to private mortgage insurance; an increase in the number of loans insured through Federal government mortgage insurance programs, including those offered by the Federal Housing Administration; and other factors described in the risk factors contained in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, may cause our actual results to differ from those expressed in forward-looking statements. In addition, the potential for future dividend payments and other forms of returning capital to shareholders, including share repurchases, will be determined in consultation with the Board of Directors, and after considering economic and regulatory factors, current risks to the Company, and subsidiary performance. Although Enact believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be achieved and it undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

GAAP/Non-GAAP Disclosure Discussion
This communication includes the non-GAAP financial measures entitled “adjusted operating income (loss)”, “adjusted operating income (loss) per share," and “adjusted operating return on equity." Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates performance and allocates resources on the basis of adjusted operating income (loss). The Enact Holdings, Inc. (the “Company”) defines adjusted operating income (loss) as net income (loss) excluding the after-tax effects of net investment gains (losses), restructuring costs and infrequent or unusual non-operating items. The Company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the Company and other activities. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities or exposure management. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized gains and losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted operating income. In addition, adjusted operating income (loss) per share is derived from adjusted operating income (loss) divided by shares outstanding. Adjusted operating return on equity is calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity.

While some of these items may be significant components of net income (loss) in accordance with U.S. GAAP, the Company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis and adjusted operating return on equity, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to the Company’s common stockholders or net income (loss) available to the Company’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to the Company’s common stockholders to adjusted operating income (loss) assume a 21% tax rate.

The tables at the end of this press release provide a reconciliation of net income (loss) to adjusted operating income (loss) and U.S. GAAP return on equity to adjusted operating return on equity for the three months ended December 31, 2022 and 2021, as well as for the three months ended September 30, 2022.

Exhibit A: Consolidated Statements of Income (amounts in thousands, except per share amounts)

	4Q22	3Q22	4Q21	2022	2021
REVENUES:
Premiums	$232,737	$235,060	$236,864	$939,462	$974,949
Net investment income	44,896	39,493	35,246	155,311	141,189
Net investment gains (losses)	(1,274)	(42)	5	(2,036)	(2,124)
Other income	483	564	727	2,309	3,841
Total revenues	276,842	275,075	272,842	1,095,046	1,117,855

LOSSES AND EXPENSES:
Losses incurred	18,097	(40,309)	5,972	(94,221)	125,473
Acquisition and operating expenses, net of deferrals	59,955	54,523	55,630	226,941	231,453
Amortization of deferred acquisition costs and intangibles	2,747	3,338	3,600	12,405	14,704
Interest expense	13,258	12,879	12,771	51,699	51,009
Total losses and expenses	94,057	30,431	77,973	196,824	422,639

INCOME BEFORE INCOME TAXES	182,785	244,644	194,869	898,222	695,216
Provision for income taxes	38,979	53,658	41,335	194,065	148,531
NET INCOME	$143,806	$190,986	$153,534	$704,157	$546,685

Net investment (gains) losses	1,274	42	(5)	2,036	2,124
Costs associated with reorganization	3,291	(156)	89	3,461	2,744
Taxes on adjustments	(959)	24	(17)	(1,155)	(1,022)
Adjusted Operating Income	$147,412	$190,896	$153,601	$708,499	$550,531

Loss ratio (1)	8%	(17)%	3%	(10)%	13%
Expense ratio (2)	27%	25%	25%	25%	25%
Earnings Per Share Data:
Net Income per share
Basic	$0.88	$1.17	$0.94	$4.32	$3.36
Diluted	$0.88	$1.17	$0.94	$4.31	$3.36
Adj operating income per share
Basic	$0.91	$1.17	$0.94	$4.35	$3.38
Diluted	$0.90	$1.17	$0.94	$4.34	$3.38
Weighted-average common shares outstanding
Basic	162,824	162,843	162,840	162,838	162,840
Diluted	163,520	163,376	162,985	163,294	162,879

(1)The ratio of losses incurred to net earned premiums.
(2)The ratio of acquisition and operating expenses, net of deferrals, and amortization of deferred acquisition costs and intangibles to net earned premiums. Expenses associated with strategic transaction preparations and restructuring costs decreased the expense ratio by one percentage point for the three months ended December 31, 2022 and zero percentage points for the three months ended September 30, 2022 and December 31, 2021.

Exhibit B: Consolidated Balance Sheets (amounts in thousands, except per share amounts)

Assets	4Q22	3Q22	4Q21
Investments:
Fixed maturity securities available-for-sale, at fair value	$4,884,760	$4,877,902	$5,266,339
Short term investments	3,047	2,434	—
Total investments	4,887,807	4,880,336	5,266,339
Cash and cash equivalents	513,775	535,775	425,828
Accrued investment income	35,844	35,896	31,061
Deferred acquisition costs	26,121	26,310	27,220
Premiums receivable	41,738	40,331	42,266
Deferred tax asset	127,473	135,152	—
Other assets	76,391	69,040	73,059
Total assets	$5,709,149	$5,722,840	$5,865,773

Liabilities and Shareholders' Equity
Liabilities:
Loss reserves	$519,008	$510,237	$641,325
Unearned premiums	202,717	212,987	246,319
Other liabilities	143,686	140,413	130,604
Long-term borrowings	742,830	742,211	740,416
Deferred tax liability	—	—	1,586
Total liabilities	1,608,241	1,605,848	1,760,250
Equity:
Common stock	1,628	1,628	1,628
Additional paid-in capital	2,382,068	2,379,576	2,371,861
Accumulated other comprehensive income	(382,744)	(427,085)	83,581
Retained earnings	2,099,956	2,162,873	1,648,453
Total equity	4,100,908	4,116,992	4,105,523
Total liabilities and equity	$5,709,149	$5,722,840	$5,865,773

Book value per share	$25.19	$25.28	$25.21
Book value per share excluding AOCI	$27.54	$27.90	$24.70

U.S. GAAP ROE (1)	14.0%	18.6%	14.8%
Net investment (gains) losses	0.1%	0.0%	0.0%
Costs associated with reorganization	0.3%	0.0%	0.0%
Taxes on adjustments	(0.1)%	0.0%	0.0%
Adjusted Operating ROE(2)	14.4%	18.6%	14.8%

Debt to Capital Ratio	15%	15%	15%

(1) Calculated as annualized net income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity
(2) Calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity